Exhibit 10.1

Amendment to
Amended and Restated Employment Agreement

This Amendment to Amended and Restated Employment Agreement (this “Amendment”) is hereby entered into as of January 26, 2024 by and between Purple Innovation, Inc. (the “Company”) and Robert T. DeMartini (“you”), and constitutes an amendment to your Amended and Restated Employment Agreement with the Company dated March 19, 2022 (as amended, your “Employment Agreement”). Other than expressly herein set forth, your Employment Agreement remains in full force and effect without change.

1.	Your annual base salary will be increased, effective March 19, 2024, to $725,000.

2.	You are eligible to earn an incremental aggregate cash bonus equal to $850,000 (“Special Recognition Bonus”). You will vest in the Special Recognition Bonus in the percentages set forth in the chart below, provided you remain continuously employed by the Company through the vesting date set forth below corresponding to each such percentage (each such date, a “Special Recognition Bonus Vesting Date”), and neither you nor the Company have given notice of termination of your employment at any time before such Special Recognition Bonus Vesting Date:

Percentage	Special Recognition Bonus Vesting Date
10%	August 1, 2024
20%	February 1, 2025
70%	August 1, 2025

Each vested portion of the Special Recognition Bonus will be paid in the Company’s normal payroll run following the corresponding Special Recognition Bonus Vesting Date subject to deduction for tax and other required withholdings. If your employment with the Company ends for any reason prior to a Special Recognition Bonus Vesting Date or you or the Company have given notice of your termination before then, you will not be eligible for the portion(s) of the Special Recognition Bonus payable in respect of such or any future Special Recognition Bonus Vesting Date.

In addition, if your employment with the Company ends for any reason prior to June 30, 2026 (other than as a result of the Company’s termination of your employment without Cause (as defined in your Amended and Restated Employment Agreement with the Company dated March 19, 2022 (as amended, your “Employment Agreement”))) or you or the Company have given notice of your termination of employment before then (but excluding a notice by the Company of termination without Cause or your provision of a Good Leaver Retirement Notice in accordance with Section 4 below), then you are required to immediately repay to the Company in full the entire amount of the Special Recognition Bonus payments received.

3.	You are eligible to earn a cash payment of up to $5,000,000, less tax and other required withholdings (“Equity Value Increase Bonus”). Subject to the remaining provisions of this Paragraph 3, you will vest in the percentage of the Equity Value Increase Bonus set forth in the chart below* based on the Volume Weighted Average Price (“VWAP”) per share of trades in the Company’s common stock on NASDAQ during the period from March 16, 2026 through June 30, 2026 (as adjusted for stock splits, stock dividends and the like).

Applicable VWAP	Vesting Percentage
$1.50	0%
$2.50	10%
$3.50	20%
$4.50	40%
$5.50	60%
$6.50	80%
≥ $7.50	100%

*	Applicable VWAP that is between two of the above thresholds will vest on a pro-rata basis through linear interpolation.

Such amount, but not in excess of $5,000,000 in total, shall be paid to you, without interest, in quarterly calendar year installments commencing on the first payroll period following June 30, 2026 and extending for up to an additional eight calendar quarters (for the avoidance of doubt, up to nine payments in total, where the ninth and final payment would be made during the first payroll period following June 30, 2028).

If the aggregate amount of the Equity Value Increase Bonus is:

a)	Less than or equal to $4,500,000, then the amount of the quarterly installments shall be $500,000 (or lesser amount for the final installment) until the entire amount of the Equity Value Increase Bonus is completely paid; or

b)	More than $4,500,000, then the amount of the quarterly installments shall be $500,000 (or greater amount for the final installment) until the entire amount of the Equity Value Increase Bonus is completely paid.

Notwithstanding the foregoing, any unpaid amount of the Equity Value Increase Bonus will be due and payable upon the consummation of a Change in Control (as such term is defined in your Employment Agreement) that qualifies as “change in control event” under Treasury Regulation Section 1.409A-3(i)(5)(i).

If (i) your employment with the Company ends for any reason prior to June 30, 2026 (other than the Company’s termination of your employment without Cause on or after June 30, 2025 (subject to your satisfaction of the conditions to receive severance payments as provided in your Employment Agreement including, without limitation, executing and not revoking the general release of claims and subject to the pro ration factor described below)), or (ii) you or the Company have given notice of your termination before then (excluding your provision of a Good Leaver Retirement Notice as provided in Section 4 below, you will not be eligible to receive the Equity Value Increase Bonus. In the event that your employment ends on or after June 30, 2025, but prior to June 30, 2026 as a result of the Company’s termination of your employment without Cause, then you will be entitled to a pro-rated amount of the Equity Value Increase Bonus measured by the number of full months following June 30, 2025 you remained employed divided by 12. Notwithstanding any provision herein to the contrary, if you are terminated by the Company without Cause but fail to timely sign the general release of claims, and/or fail to meet the non-revocation requirement set out in Section 4(b) of your Employment Agreement, then you will be required to promptly repay to the Company all amounts you have received of the Equity Value Increase Bonus.

4.	If you remain continuously employed by the Company until June 30, 2026, neither you nor the Company have given notice of termination your employment before then, and you give the Company advisory[1] notice of your intention to retire (“Good Leaver Retirement Notice”) on or before January 1, 2026 (or such other date agreed to by you and the Company (by action of the Board of Directors)) and you subsequently retire on your retirement date agreed to by you and the Company’s Board of Directors, then

•	You will be entitled to full consideration for grants by the Company’s Board of Directors or its Compensation Committee (or other appropriate committee) of incentives under the Company’s long term incentive plan then in effect in your role as Chief Executive Officer, and all of your time-based vesting restricted stock units (“RSUs”) then outstanding and unvested would vest in accordance with the remaining schedule as if you remain employed for an additional twelve (12) months, and

•	all of your outstanding performance-based vesting RSUs then outstanding would be eligible to vest on a pro-rata basis, subject to the performance achieved at the same time as active Company employees with the same type of RSUs.

In addition to the terms and conditions set forth above, each and every one of the compensation and benefits described in Sections 1 through 4 above are subject to your continued compliance, during and following your employment, with Sections 5, 6, 7, 8, 24 and 25 of your Employment Agreement, and subject to forfeiture in the event of your breach. In addition, all compensation and benefits provided in this letter are subject to forfeiture or other penalties pursuant to applicable law or any Company clawback policy.

The Supplemental Compensation and Benefit Arrangements described herein constitute revisions to your Employment Agreement or other terms of your employment with the Company except as expressly herein set forth.

1 This “Good Leaver Retirement Notice” would be tentative and not binding until you and the Company’s Board of Directors agree on a retirement date.

IN WITNESS WHEREOF, the parties hereto hereby agree to and adopt this Amendment which shall be and become effective as of the date hereinabove set forth.

PURPLE INNOVATION, INC.

By:	/s/ Adam Gray	1/26/24
Adam Gray
Chairman of its Board of Directors

ROBERT T. DEMARTINI

	/s/ Robert T. DeMartini	1/26/24

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